Barnes Group Inc.	Exhibit 99.1
Corporate Office
Bristol, CT 06010
Tel: (860) 583-7070

Brian D. Koppy
Investor Relations
(860) 973-2126

Stephen J. McKelvey
Corporate Communications
(860) 973-2132

BARNES GROUP INC. ANNOUNCES RECORD
FIRST QUARTER 2007 FINANCIAL RESULTS

- Net sales rise 20 percent to a record $361 million
- Net income rises 50 percent; diluted EPS of $0.50, up 39 percent
- Full-year 2007 estimated net income per diluted share raised to $1.74 - $1.83

Bristol, Connecticut, May 9, 2007---Barnes Group Inc. (NYSE: B) today announced financial results for the quarter ended March 31, 2007. Net sales for the first quarter were $360.7 million, up 20 percent from $299.9 million in the first quarter of 2006. Operating income grew 54 percent to $43.2 million in the first quarter of 2007, from $28.1 million in the first quarter of the prior year. Net income increased 50 percent to $27.7 million, or $0.50 per diluted share, in the first quarter of 2007 compared to $18.5 million, or $0.36 per diluted share, in the same period last year.

“Barnes Group’s first quarter results included double-digit top line growth, with sales in excess of $360 million and corresponding increases in operating income and net income,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc. “The continued consistent performance of Barnes Group, with 17 quarters of double-digit sales growth, combined with the momentum of our operational improvement initiatives provide us with greater confidence in our outlook for 2007.”

“First quarter performance exceeded our expectations with strong revenue growth and improved profitability. We are increasing our full-year estimate of diluted earnings per share to $1.74 - $1.83, from the previous estimate of $1.53 - $1.60, based on current market conditions,” said William C. Denninger, Senior Vice President, Finance and Chief Financial Officer.

Sales at Barnes Aerospace were $91.2 million in the first quarter 2007, up 36 percent from $66.9 million in the same period a year ago as original equipment manufacturer (OEM) sales increased by 26 percent and aftermarket sales increased by 63 percent.

Barnes Aerospace generated orders of $103.7 million in the first quarter, up 43 percent from $72.5 million in the first quarter 2006. Commercial orders were $64.0 million and military orders were $10.2 million, up 49 percent and 15 percent, respectively. Order backlog was $415.6 million at the end of the first quarter 2007, up 3 percent from $403.0 million at December 31, 2006.

In the first quarter 2007, operating profit increased 97 percent to $16.8 million, up from $8.5 million in the first quarter 2006. Driving this strong increase in operating profit were higher sales volume and an increased percentage of higher margin aftermarket sales.

“Strong growth in the OEM and aftermarket business continues to generate record sales and operating profit for Barnes Aerospace,” said Patrick J. Dempsey, President, Barnes Aerospace. “To capitalize on strong industry fundamentals, we are increasing capacity to meet customer demand through on-going operational efficiencies and strategic capital investments.”

Sales at Barnes Distribution were $152.5 million in the first quarter 2007, up 23 percent from $124.4 million in the same quarter a year ago, as a result of $22.7 million of incremental sales from the KENT acquisition and organic sales growth of $3.7 million. Organic sales grew in large part as a result of price increases and continued growth in Corporate and Tier II accounts. Foreign exchange positively affected sales by $1.7 million in the first quarter 2007.

Operating profit in the first quarter 2007 increased 14 percent to $10.2 million, up from $9.0 million in the first quarter 2006. Higher operating profit reflects higher sales and the profit contribution from the July 2006 acquisition of KENT. However, operating margins decreased in the first quarter 2007 as compared to first quarter 2006 primarily due to lower margins at KENT, which included approximately $0.7 million of integration costs. Additionally, in the first quarter of 2007, Barnes Distribution’s operating profit reflected a shift in the business mix to lower margin customers, an increase in field compensation as a result of an investment in a larger fixed cost sales force, and higher supplier costs and freight costs. These costs were largely offset through higher selling prices.

“Barnes Distribution continues its focus on sales growth and operational improvements,” said Idelle K. Wolf, President, Barnes Distribution. “Our pace of improvement needs to accelerate and our operational initiatives are focused on enhancing profit levels while maintaining our commitment to superior customer service. To accomplish this, we have initiated Project Catalyst with the goal of achieving 10 percent or better operating margins next year.”

Sales at Barnes Industrial, formerly Associated Spring, were $119.6 million in the first quarter 2007, up 8 percent from $111.0 million in the first quarter 2006. Included in this sales increase were $8.6 million from the May 2006 acquisition of Heinz Hänggi GmbH and a $2.4 million favorable impact from foreign exchange.

Operating profit in the first quarter 2007 increased 52 percent to $16.2 million, up from $10.6 million in the first quarter of 2006. The higher operating profit was driven primarily by the Heinz Hänggi acquisition and continued operational improvements, primarily in the Engineered Springs business.

“Barnes Industrial’s first quarter results reflect the continued benefits of operational improvements throughout its global facilities,” said Jerry W. Burris, President, Barnes Industrial. “The redefinition of our business segment and our profit-centric focus provide the strategic framework for our continued success.”

Barnes Group will conduct a conference call with investors to discuss first quarter results at 2:00 p.m. EDT today, May 9, 2007. A web cast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Celebrating its 150th anniversary in 2007, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial components manufacturing and distribution company focused on achieving consistent, sustainable and predictable results. Founded in 1857, Barnes Group consists of three businesses: Barnes Aerospace, Barnes Distribution and Barnes Industrial. Over 6,600 dedicated employees at more than 65 locations worldwide contribute to Barnes Group Inc.’s success. The Company has paid cash dividends to stockholders on a continuous basis since 1934. For more information, visit www.barnesgroupinc.com.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2007	2006	% Change

Net sales	$360,650	$299,851	20.3

Cost of sales	220,917	190,633	15.9
Selling and administrative expenses	96,565	81,111	19.1
	317,482	271,744	16.8

Operating income	43,168	28,107	53.6

Operating margin	12.0%	9.4%

Other income	242	295	(18.1)

Interest expense	6,972	4,387	58.9
Other expenses	340	575	(40.9)

Income before income taxes	36,098	23,440	54.0

Income taxes	8,443	4,978	69.6

Net income	$27,655	$18,462	49.8

Per common share: (1)
Net income:
Basic	$.53	$.38	39.5
Diluted	.50	.36	38.9
Dividends	.125	.110	13.6

Average common shares outstanding: (1)
Basic	52,574,503	48,255,200	9.0
Diluted	55,188,112	50,755,960	8.7

(1) As adjusted for the 2-for-1 stock split in the second quarter of 2006.

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2007	2006	% Change

Net Sales

Barnes Aerospace	$91,192	$66,943	36.2

Barnes Distribution	152,504	124,392	22.6

Barnes Industrial	119,570	110,990	7.7

Intersegment sales	(2,616)	(2,474)	(5.7)

Total net sales	$360,650	$299,851	20.3

Operating profit

Barnes Aerospace	$16,842	$8,546	97.1

Barnes Distribution	10,164	8,953	13.5

Barnes Industrial	16,189	10,630	52.3

Total operating profit	43,195	28,129	53.6

Interest income	188	240	(21.7)

Interest expense	(6,972)	(4,387)	58.9

Other income (expense), net	(313)	(542)	(42.3)

Income before income taxes	$36,098	$23,440	54.0

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,	March 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$25,032	$36,541
Accounts receivable	216,260	171,435
Inventories	199,993	167,095
Deferred income taxes	21,148	21,230
Prepaid expenses	16,095	13,312

Total current assets	478,528	409,613

Deferred income taxes	22,669	24,051
Property, plant and equipment, net	213,241	161,144
Goodwill	358,044	236,559
Other intangible assets, net	270,617	184,849
Other assets	50,557	49,701

Total assets	$1,393,656	$1,065,917

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$163,454	$142,488
Accrued liabilities	93,574	80,974
Long-term debt-current	52,048	39,990

Total current liabilities	309,076	263,452

Long-term debt	396,989	278,713
Accrued retirement benefits	114,161	88,334
Other liabilities	29,994	16,967

Stockholders' equity	543,436	418,451

Total liabilities and stockholders' equity	$1,393,656	$1,065,917